EXHIBIT 2.1
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                         UNITED STATES BANKRUPTCY COURT
                       EASTERN DISTRICT OF NORTH CAROLINA
                                RALEIGH DIVISION


 In re:                                  )   Chapter 11
                                         )
 SPECTRASITE HOLDINGS, INC.,             )   Case No. 02-03631-5-ATS
                                         )
                                         )
                              Debtor.    )


                 FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER
                  UNDER SECTION 1129 OF THE BANKRUPTCY CODE AND
                RULE 3020 OF THE BANKRUPTCY RULES CONFIRMING THE
              PLAN OF REORGANIZATION OF SPECTRASITE HOLDINGS, INC.
              ----------------------------------------------------


                                    RECITALS
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         A.       On November 27, 2002, SpectraSite Holdings, Inc.(1), the
above-captioned debtor and debtor in possession ("SPECTRASITE" or the "DEBTOR"), filed the Plan of Reorganization of SpectraSite Holdings, Inc. under Chapter 11 of the Bankruptcy Code (the "PLAN") and the accompanying disclosure statement (the "DISCLOSURE STATEMENT").

         B.       On November 15, 2002, the Debtor filed its Motion for Order
(a) Conditionally Approving Disclosure Statement, (b) Fixing Last Day to File Objections to the Disclosure Statement, (c) Fixing Last Day to File Acceptances/Rejections to the Reorganization Plan, (d) Approving the Form and Manner


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1    Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan. Any capitalized term used in the Plan or in this Confirmation Order that is not defined in the Plan or in this Confirmation Order, but that is used in title 11 of the United States Code, 11 U.S.C.ss. 101 ET SEQ. (the "BANKRUPTCY CODE"), or in the Federal Rules of Bankruptcy Procedure (the "BANKRUPTCY RULES"), shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

of Notice Herein, (e) Directing Ballots be Filed with the Balloting Agent Selected by the Debtor, (f) Directing the Debtor to File Report on Ballots, and
(g) Setting a Date for Confirmation of the Plan Pursuant to Section 1128 of the Bankruptcy Code (the "DISCLOSURE STATEMENT MOTION").

         C. After a hearing on November 21, 2002 to consider the Disclosure Statement Motion, this Court entered an order (the "DISCLOSURE STATEMENT ORDER"). That order established January 21, 2003 as the last day (x) for filing objections to the Disclosure Statement and Plan (the "OBJECTION DEADLINE") and (y) by which Ballots, including Master Ballots, for accepting or rejecting the Plan must be received by The Altman Group, Inc. ("ALTMAN") to be counted (the "VOTING DEADLINE"). At the same time, the Disclosure Statement Order set January 28, 2003 as the hearing date for considering confirmation of the Plan and final approval of the Disclosure Statement (the "CONFIRMATION HEARING").

         D. Notice of the Confirmation Hearing, the Objection Deadline and the Voting Deadline was sent on or about December 3, 2002, by first class mail, postage prepaid, to all of SpectraSite's known creditors, the Indenture Trustee, equity security holders, the Bankruptcy Administrator, the District Director of Internal Revenue for the Eastern District of North Carolina, the SEC, and counsel to the Creditors Committee, the Prepetition Noteholders Committee and the Banks. In addition, notice of the Confirmation Hearing, the Objection Deadline and the Voting Deadline, was published once in the national edition of THE NEW YORK TIMES and THE NEWS AND OBSERVER.

         E. On or about December 3, 2002, SpectraSite, through Altman, timely mailed to all known creditors and equity security holders of SpectraSite as of November 21, 2002,(2) an information and solicitation package (the "SOLICITATION

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2    The Disclosure Statement Order (as corrected) provides that, in respect of the holders of the Debtor's Old Common Stock, the Solicitation Package was to be mailed to (i) each holder of record of the Debtor's Old Common Stock as of November 21, 2002


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PACKAGE") consisting of (i) the Disclosure Statement, (ii) the Plan (furnished in the Solicitation Package as an exhibit to the Disclosure Statement), (iii) the Disclosure Statement Order, (iv) a recommendation letter from the Prepetition Noteholders Committee, and (v) a ballot (the "BALLOT")3 to those creditors or interest holders with claims in a class entitled to vote on the Plan, and to all equity holders. Pursuant to the Disclosure Statement Order, votes to accept or reject the Plan were required to be submitted to Altman no later than 4:00 p.m. (Eastern Standard Time) on January 21, 2003.

         F. The Debtor has filed the Affidavit of Paul Schulman Certifying Tabulation of Votes Cast by Holders of Unsecured Claims and Common Stock Holders on the Plan of Reorganization of SpectraSite Holdings, Inc. Under Chapter 11 of the Bankruptcy Code attesting to and certifying the method and results of the ballot and master ballot tabulation for the Classes 6 and 7 voting to accept or reject the Plan (the "VOTING REPORT").

         G.
                  The Debtor received only one objection to confirmation of the Plan from Douglas & Eileen Heifner (the "HEIFNER OBJECTION"), which was in the form of a letter addressed to the Court.

         H. On January 24, 2003, the Debtor filed (i) a memorandum of law (the "CONFIRMATION MEMORANDUM"), (ii) the Affidavit of Thomas Haack (the "HAACK AFFIDAVIT"), and (iii) the Voting Report, all in support of confirmation of the Plan.

         I. The Confirmation Hearing was held on January 28, 2003 at 9:30 a.m.


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     and (ii) each bank or brokerage firm (or the agent therefore) identified by
     Altman as an entity through which beneficial owners hold the Old Common Stock.

3 The Ballots were only included in the Solicitation Packages mailed to creditors and equity holders who were entitled to vote on the Plan.


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                  NOW, THEREFORE, based upon the Court's review of the
Confirmation Memorandum, the Haack Affidavit and the Voting Report previously filed with the Court and upon (i) all of the evidence proffered or adduced and arguments of counsel made at the Confirmation Hearing, and (ii) the entire record of this chapter 11 case (the "CHAPTER 11 CASE"), and after due deliberation thereon and good cause appearing therefor:

                  FINDINGS OF FACT AND CONCLUSIONS OF LAW4

                  IT IS HEREBY FOUND AND DETERMINED THAT:

                  1. EXCLUSIVE JURISDICTION; VENUE; CORE PROCEEDING (28 U.S.C. SS.SS. 157, 1334(A), 1408 AND 1409). This Court has jurisdiction over the Chapter 11 Case pursuant to 28 U.S.C. ss.ss. 157 and 1334. Venue is proper before the Court pursuant to 28 U.S.C. ss.ss. 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. ss. 157(b)(2), and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

                  2. JUDICIAL NOTICE. This Court takes judicial notice of the docket of the Chapter 11 Case maintained by the Clerk of the Court, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at the hearings held before the Court during the Chapter 11 Case.

                  3. BURDEN OF PROOF. The Debtor, as proponent of the Plan, has the burden of proving the elements of subsections 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence.


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4    Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. SEE Fed. R. Bankr. P. 7052.


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                  4.    TRANSMITTAL AND MAILING OF MATERIALS; NOTICE. The
Solicitation Package was transmitted and served in compliance with the Disclosure Statement Order and the Bankruptcy Rules, and such transmittal and service were adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing and the other dates and hearings described in the Disclosure Statement Order was given in compliance with the Disclosure Statement Order and the Bankruptcy Rules, and no other or further notice is or shall be required.

                  5. DISCLOSURE STATEMENT APPROVAL. The Disclosure Statement is approved on a final basis pursuant to section 1125(a) of the Bankruptcy Code as containing adequate information.

                  6. PLAN COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE (11 U.S.C. ss. 1129(a)(1)). As set forth below, the Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

                        (i) PROPER CLASSIFICATION OF CLAIMS AND INTERESTS (11 U.S.C. SS.SS. 1122, 1123(A)(1)). In addition to Administrative Claims and Priority Tax Claims, which need not be classified, the Plan designates nine (9) Classes of Claims and Interests. The Claims or Interests placed in each Class are substantially similar to other Claims or Interests, as the case may be, in such Class. Valid business, factual and/or legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan. Thus, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

                        (ii) SPECIFICATION OF UNIMPAIRED CLASSES (11 U.S.C. SS. 1123(A)(2)). Article IV of the Plan specifies that Classes 1, 2, 3, 4 and 5 are not impaired, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

                        (iii) SPECIFICATION OF TREATMENT OF IMPAIRED CLASSES (11 U.S.C. SS. 1123(A)(3)). Article IV of the Plan designates Classes 6, 7, 8 and 9 as impaired and


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specifies the treatment of Claims and Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code. (iv) EQUAL TREATMENT WITHIN CLASSES (11 U.S.C. SS. 1123(A)(4)). The Plan provides for the same treatment by the Debtor for each Claim or Interest in a particular Class unless the holder of a particular Claim or Interest in such Class has agreed to a less favorable treatment of its Claim or Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

                        (v) IMPLEMENTATION OF PLAN (11 U.S.C. SS. 1123(A)(5)). The Plan provides adequate and proper means for implementation of the Plan, thereby satisfying section 1123(a)(5) of the Bankruptcy Code.

                        (vi) CHARTER PROVISIONS (11 U.S.C. SS. 1123(A)(6)). Pursuant to Article V.A.3. of the Plan, the Amended Certificate of Incorporation, a form of which was filed with the Court on January 14, 2003 as part of the Plan Supplement, prohibits the issuance of non-voting equity securities and provides that each share of New Common Stock will be entitled to one vote on any matter requiring shareholder approval. It thereby satisfies section 1123(a)(6) of the Bankruptcy Code.

                        (vii) SELECTION OF OFFICERS AND DIRECTORS (11 U.S.C. ss. 1123(A)(7)). The Plan provides that the initial board of directors of Reorganized SpectraSite shall consist of five (5) members, four (4) of whom will be designated by the Prepetition Noteholders Committee and elected by the existing board. As of the Effective Date, four directors will be in place. The names of those directors are Stephen H. Clark, the Debtor's President, Robert Katz, of Apollo Management V; Richard Masson of Oaktree Capital Management, LLC; and Paul Albert. One of these directors will also be designated as the Chief Executive Officer of Reorganized SpectraSite. The fifth director will be designated following the Effective Date. With respect to the management of Reorganized SpectraSite, pursuant to the Plan, the officers of SpectraSite immediately prior to the Effective Date will serve as the initial officers of Reorganized SpectraSite on


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and after the Effective Date. Such officers include Stephen H. Clark, President and Chief Executive Officer, David P. Tomick, Executive Vice President and Chief Financial Officer, and Timothy G. Biltz, Chief Operating Officer. The foregoing provisions of the Plan for the selection of directors and officers are consistent with the interests of creditors and equity holders and with public policy, thereby satisfying section 1123(a)(7) of the Bankruptcy Code.

                        (viii) RULE 3016(A) OF THE BANKRUPTCY RULES. The Plan is dated and identifies the entity submitting it, thereby satisfying Rule 3016(a) of the Bankruptcy Rules.

                        (ix) PERMISSIVE PROVISIONS (11 U.S.C. SS. 1123(B)). The Plan contains certain of the permissive provisions specifically contemplated by section 1123(b) of the Bankruptcy Code, including provisions respecting: (a) the impairment and unimpairment of Classes of Allowed Claims and Interests (section 1123(b)(1)), (b) the assumption and rejection of certain executory contracts and unexpired leases (section 1123(b)(2)), and (c) the reinstatement of secured claims (section 1123(b)(5)). The Plan also includes other provisions (including, without limitation, limited release and exculpation provisions) which are permissible pursuant to the authority granted under section 1123(b)(6) of the Bankruptcy Code. All of the Plan provisions are appropriate and are consistent with the Bankruptcy Code.

                        (x) SUBORDINATION (11 U.S.C. SS. 510(B)). The Plan properly subordinates those claims specified in section 510(b) of the Bankruptcy Code.

                  7. DEBTOR'S COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE (11 U.S.C. SS. 1129(A)(2)). The Debtor has complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code. Specifically:


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                        (i)     the Debtor is a proper debtor under section 109
of the Bankruptcy Code and a proper proponent of the Plan under section 1121(a) of the Bankruptcy Code;

                        (ii) the Debtor has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and

                        (iii) the Debtor has complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order in transmitting notice of the Confirmation Hearing and the Solicitation Package and in soliciting and tabulating votes on the Plan.

                  8. PLAN PROPOSED IN GOOD FAITH (11 U.S.C. SS. 1129(A)(3)). The Debtor has proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Case and the formulation of the Plan. The Chapter 11 Case was filed, and the Plan was proposed, with the legitimate and honest purposes of reorganizing and continuing SpectraSite as a going concern.

                  9. PAYMENTS FOR SERVICES OR COSTS AND EXPENSES (11 U.S.C. SS. 1129(A)(4)). Except as otherwise provided or permitted by the Plan, any payment made or to be made by the Debtor for services or for costs and expenses in or in connection with the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

                  10. DIRECTORS, OFFICERS AND INSIDERS (11 U.S.C. SS. 1129(A)(5)). The Debtor has complied with section 1129(a)(5) of the Bankruptcy Code. As noted above, the Debtor has disclosed the identity of the persons to serve as the officers and directors of Reorganized SpectraSite as of the Effective Date. The Debtor has also disclosed the nature of any compensation to be paid to any insider of the Debtor who will be retained


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by Reorganized SpectraSite. The appointment and service of those individuals, and the nature of the compensation contemplated by the Plan, is consistent with the interests of creditors and equity security holders and with public policy.

                  11. NO RATE CHANGES (11 U.S.C. SS. 1129(A)(6)). Since SpectraSite is a holding company and does not engage in business operations of its own, section 1129(a)(6) of the Bankruptcy Code is not applicable in this Chapter 11 Case.

                  12. BEST INTERESTS OF CREDITORS TEST (11 U.S.C. SS. 1129(A)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The evidence proffered or adduced at the Confirmation Hearing, including the Haack Affidavit, (i) is persuasive and credible, (ii) has not been controverted by other evidence or challenged, and (iii) establishes that each holder of a Claim or Interest in an impaired Class (I.E., Classes 6, 7, 8 and 9) either (x) has accepted the Plan or (y) will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that it would receive if the Debtor were liquidated under chapter 7 of the Bankruptcy Code.

                  13. TREATMENT OF PRIORITY CLAIMS (11 U.S.C. SS. 1129(A)(9)). The Plan's treatment of Allowed Administrative Claims, Allowed Other Priority Claims and Allowed Priority Tax Claims satisfies the requirements of sections 1129(a)(9)(A), (B), and (C) of the Bankruptcy Code, respectively. The Plan provides for the payment in full, in Cash, of Allowed Administrative Claims and Allowed Other Priority Claims on the later of the Effective Date and the date such Administrative Claim or such Other Priority Claim becomes either an Allowed Administrative Claim or an Allowed Other Priority Claim (or as soon thereafter as practicable), as the case may be. In the case of Allowed Priority Tax Claims, the Plan provides for either payment in full in Cash on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim (or as soon thereafter as practicable), or over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, equal annual


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Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest (i) with respect to federal taxes, at a fixed annual rate equal to the federal statutory rate as provided in 26 U.S.C. ss. 6621, and (ii) with respect to state and city taxes, at the rate applicable under state or local law.

                  14. ACCEPTANCE OF AT LEAST ONE IMPAIRED CLASS (11 U.S.C. SS. 1129(A)(10)). One impaired Class under the Plan (I.E., Class 6) has voted to accept the Plan in requisite numbers and amounts without the need to include any acceptance of the Plan by any insider.

                  15. FEASIBILITY (11 U.S.C. SS. 1129(A)(11)). The Disclosure Statement (including the financial projections attached as Exhibit E to the Disclosure Statement) and the evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence or challenged, and (iii) establish that the Plan is feasible and is not likely to be followed by the liquidation, or the need for further financial reorganization, of Reorganized SpectraSite or any successor to the Debtor, thus satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code. The Plan is an Acceptable Restructuring Plan and the Projections provided to the Arrangers satisfy the requirements for an Acceptable Restructuring Plan. A condition of the amended Credit Facility is that the Debtor cannot be in default under any of the Credit Facility covenants upon emerging from chapter 11. Consequently, the Plan fully reinstates the Debtor's guarantees of Communications' obligations under the Credit Facility. As a result, there will be no Event of Default under the Credit Facility on the Effective Date as a result Chapter 11 Case or the non-payment of the Senior Notes.

                  16. PAYMENT OF CERTAIN FEES (11 U.S.C. SS. 1129(A)(12)). All fees payable on or before the Effective Date under 28 U.S.C. ss. 1930 either have been paid or will be paid on the Effective Date pursuant to Article IX.A. of the Plan. Accordingly, the Plan satisfies section 1129(a)(12) of the Bankruptcy Code.


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                  17.   CONTINUATION OF RETIREE BENEFITS (11 U.S.C. SS.
1129(A)(13)). The Plan does not alter or affect the retiree benefits of SpectraSite or its subsidiaries. Accordingly, the Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code.

                  18. FAIR AND EQUITABLE; NO UNFAIR DISCRIMINATION (11 U.S.C. SS. 1129(B)). Class 7 voted to reject the Plan. Classes 8 and 9 are not entitled to receive or retain any property under the Plan and, therefore, are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. The Debtor presented uncontroverted evidence at the Confirmation Hearing that the Plan does not discriminate unfairly and is fair and equitable with respect to Classes 7, 8 and 9, as required by section 1129(b)(1) of the Bankruptcy Code. Thus, although section 1129(a)(8) has not been satisfied with respect to Classes 7, 8 and 9, the Plan is confirmable because the Plan satisfies section 1129(b) of the Bankruptcy Code with respect to Classes 7, 8 and 9.

                  19. GOOD FAITH SOLICITATION (11 U.S.C. SS. 1125(E)). Based upon the record before the Court, the Debtor and its agent have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpatory and injunctive provisions set forth in the Plan.

                  20. SATISFACTION OF CONFIRMATION REQUIREMENTS. The Plan satisfies the requirements for confirmation set forth in subsections 1129(a) and
(b) of the Bankruptcy Code.

                  21. RETENTION OF JURISDICTION. The Court may properly retain jurisdiction over the matters set forth in Article VIII. of the Plan.

                  22. SECTION 365. The Debtor and Reorganized SpectraSite have provided "adequate assurance of future performance" within the meaning of section 365(b)(1)(c) of the Bankruptcy Code under each of the executory contracts or unexpired leases to be assumed pursuant to Section X of the Plan.


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                                     DECREES
                                     -------

                  NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, DECREED AND DETERMINED THAT: 23. CONFIRMATION. The Plan is approved and confirmed under section 1129 of the Bankruptcy Code.

                  24. PROVISIONS OF PLAN AND ORDER NONSEVERABLE AND MUTUALLY DEPENDENT. The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

                  25. PLAN CLASSIFICATION CONTROLLING. The classification of Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by the Debtor's creditors and equity holders in connection with voting on the Plan (i) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (ii) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims or Interests under the Plan for distribution purposes, and (iii) shall not be binding on the Debtor, its estate, or Reorganized SpectraSite.

                  26. BINDING EFFECT. Pursuant to section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as expressly provided in the Plan or this Confirmation Order, the provisions of the Plan (including the exhibits to, and all documents and agreements executed pursuant to, the Plan) and the Confirmation Order shall be binding on (i) the Debtor, (ii) Reorganized SpectraSite, and (iii) all holders of Claims against and Interests in the Debtor, whether or not impaired under the Plan and whether or not, if impaired, such holders accepted the Plan.


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                  27.   CONTINUED CORPORATE EXISTENCE. The Debtor, as
Reorganized SpectraSite, shall continue to exist after the Effective Date with all powers of a corporation under the laws of its state of incorporation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law; and Reorganized SpectraSite may operate its business, use, sell or lease it s property, settle, compromise, or waive any claims or Rights of Action free of any restrictions imposed by the Bankruptcy Code, the Bankruptcy Rules or by the Court, subject only to the terms and conditions of the Plan and this Confirmation Order. On the Effective Date, and pursuant to the Amended Certificate of Incorporation, Reorganized SpectraSite shall be known as "SpectraSite, Inc."

                  28. VESTING OF ASSETS. Except as otherwise expressly provided in the Plan, on the Effective Date, or as soon as practicable thereafter, Reorganized SpectraSite shall be vested with all of the property of the Debtor's estate free and clear of all Claims, Liens, encumbrances, charges and other interests of creditors and equity security holders.

                  29. DISCHARGE OF THE DEBTOR. The rights afforded in the Plan and the treatment of all Claims and Equity Interests in the Plan shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor, the Debtor in Possession, Reorganized SpectraSite or any of its assets or properties, arising prior to the Effective Date. Except as otherwise expressly specified in the Plan, pursuant to Section 1141(d) of the Bankruptcy Code, this Confirmation Order shall act as of the Effective Date as a discharge of all debts of, Claims against, Liens on, and Equity Interests in the Debtor, its assets and properties, arising at any time before the Effective Date, and from any debt of a kind specified in sections 502(g), 502(h) and 502(i) of the Bankruptcy Code, regardless of whether a proof of Claim or Equity Interest with respect thereto was filed, whether the Claim or Equity Interest is Allowed, whether such claim or debt is listed in the Debtor's Schedules, or


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whether the holder thereof votes to accept the Plan or is entitled to receive a distribution hereunder. Except as otherwise expressly specified in the Plan, after the Effective Date, any holder of such discharged Claim or Equity Interest shall be precluded from asserting against the Debtor, Reorganized SpectraSite, or any of its assets or properties, any other or further Claim or Equity Interest based on any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the entry of the Effective Date.

                  30. INJUNCTION. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THIS CONFIRMATION ORDER, OR A SEPARATE ORDER OF THE COURT, ALL ENTITIES WHO HAVE HELD, HOLD, OR MAY HOLD CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTOR WHICH AROSE BEFORE OR WERE HELD AS OF THE EFFECTIVE DATE, ARE PERMANENTLY ENJOINED, ON AND AFTER THE EFFECTIVE DATE, FROM (A) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST THE DEBTOR, WITH RESPECT TO ANY SUCH CLAIM OR EQUITY INTEREST, (B) THE ENFORCEMENT, ATTACHMENT, COLLECTION, OR RECOVERY BY ANY MANNER OR MEANS OF ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST THE DEBTOR ON ACCOUNT OF ANY SUCH CLAIM OR EQUITY INTEREST, (C) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST THE DEBTOR OR AGAINST THE PROPERTY OR INTERESTS IN PROPERTY OF THE DEBTOR ON ACCOUNT OF ANY SUCH CLAIM OR EQUITY INTEREST, AND (D) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM THE DEBTOR OR AGAINST THE PROPERTY OR INTERESTS IN PROPERTY OF THE DEBTOR ON ACCOUNT OF ANY SUCH CLAIM OR EQUITY INTEREST. SUCH INJUNCTION SHALL EXTEND TO SUCCESSORS OF THE DEBTOR (INCLUDING, WITHOUT LIMITATION, REORGANIZED SPECTRASITE) AND ITS PROPERTIES AND INTERESTS IN PROPERTY.

                  31. MAINTENANCE OF CAUSES OF ACTION. Except as specifically set forth in the Plan or this Confirmation Order, Reorganized SpectraSite shall have, retain, reserve and be entitled to assert all Causes of Action, rights of setoff and other legal or equitable defenses which the Debtor had immediately prior to the Petition Date as


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fully as if the Chapter 11 Case had not been commenced; and all of Reorganized
SpectraSite's legal and equitable rights respecting any such Causes of Action which are not specifically waived, extinguished or relinquished by the Plan or this Confirmation Order may be asserted after the Effective Date to the same extent as if the Chapter 11 Case had not been commenced. The failure to identify in the Disclosure Statement any potential or existing Cause of Action generally or specifically does not limit the rights of the Debtor or Reorganized SpectraSite to pursue any such action. Unless a Cause of Action is expressly waived, relinquished, released, compromised or settled in the Plan, the Debtor on behalf of itself and Reorganized SpectraSite expressly reserves all Causes of Action for later adjudication and, as a result, no preclusion doctrine, including, without limitation, the doctrines of RES JUDICATA, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action as a result of confirmation of the Plan.

                  32. THE DEBTOR'S RELEASE. On the Effective Date, the Debtor and Reorganized SpectraSite, on behalf of themselves and the Estate, shall be deemed to release unconditionally each of the members of the Creditors Committee, members of the Prepetition Noteholders Committee, the Indenture Trustees, and Altman, as notice, claims, solicitation and balloting agent, and each of their, and those of the Debtor's and Reorganized SpectraSite's, respective present officers, directors, advisors, attorneys, financial advisors, accountants, and other professionals (the "RELEASED PARTIES") from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above, arising in connection with, or related to, any transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Chapter 11 Case, the Forbearance, Lock-Up, and Voting Agreements between the Debtor and members of the Prepetition Noteholders

Committee or the Plan, except that (i) no individual shall be released from any express contractual or financial obligation to the Debtor or Reorganized SpectraSite (other than obligations under the Forbearance, Lock-Up, and Voting Agreements between the Debtor and members of the Prepetition Noteholders Committee), (ii) no individual shall be released from any act or omission that constitutes gross negligence or willful misconduct, and (iii) Reorganized SpectraSite shall not relinquish or waive the right to assert any of the foregoing as a legal or equitable defense or right of set off or recoupment against any Claims of any such persons asserted against the Debtor.

                  33.   EXCULPATION, RELEASE AND INJUNCTION OF RELEASED PARTIES.

                        (i)     EXCULPATION. The Debtor, Reorganized
SpectraSite, members of the Creditors Committee, members of the Prepetition Noteholders Committee, the Indenture Trustees and the other Released Parties (i) shall have no liability whatsoever to any holder or purported holder of an Administrative Claim, Claim, or Equity Interest for any act or omission in connection with, or arising out of, the Plan, the Disclosure Statement, the Forbearance, Lock-Up, and Voting Agreements between the Debtor and members of the Prepetition Noteholders Committee, the negotiation of the Plan or the Forbearance, Lock-Up, and Voting Agreements, the negotiation of the other Plan Documents, the pursuit of approval of the Disclosure Statement or the solicitation of votes for confirmation of the Plan, the Chapter 11 Case, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, or any transaction contemplated by the Plan or Disclosure Statement or in furtherance thereof (including, without limitation, employment contracts, programs and arrangements adopted in connection with the Plan or the Chapter 11 Case), except for willful misconduct or gross negligence as determined by a Final Order, and (ii) in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Released Parties from liability.

                        (ii) INJUNCTION. PURSUANT TO SECTION 105 OF THE BANKRUPTCY CODE, NO HOLDER OR PURPORTED HOLDER OF AN ADMINISTRATIVE CLAIM, CLAIM OR EQUITY INTEREST SHALL BE PERMITTED TO COMMENCE OR CONTINUE ANY ACTION, EMPLOYMENT OF PROCESS, OR ANY ACT TO COLLECT, OFFSET, OR RECOVER ANY CLAIM AGAINST A RELEASED PARTY THAT ACCRUED ON OR PRIOR TO THE EFFECTIVE DATE AND HAS BEEN RELEASED OR WAIVED PURSUANT TO THE PLAN OR THIS CONFIRMATION ORDER.

                  34. TERM OF BANKRUPTCY INJUNCTION OR STAYS. All injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                  35.   GENERAL AUTHORIZATIONS; PLAN MODIFICATIONS. Pursuant to
section 1142(b) of the Bankruptcy Code, (i) the Debtor, (ii) Reorganized SpectraSite, and (iii) all other necessary parties (including the Indenture Trustees) are authorized and empowered to (x) execute and deliver any instrument, agreement or document and (y) perform any act that is necessary, desirable, or required to comply with the terms and conditions of the Plan and consummation of the Plan, and are authorized and empowered, without limitation, to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, and other agreements or documents created in connection with the Plan. After entry of this Confirmation Order, the Debtor and Reorganized SpectraSite may make non-material amendments or modifications to the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan, in such manner as may be necessary to carry out the purpose and intent of the Plan.

                  36. TECHNICAL AMENDMENT TO PLAN. Revised Schedule 1, attached hereto, shall amend and replace SCHEDULE 1 to the Plan. This technical amendment to the

Plan is not material and, does not change the treatment of any Claim or Interest holder and, consequently, pursuant to Rule 3019, does not require resolicitation of the Plan.

                  37. PLAN SUPPLEMENT APPROVED. The forms, terms and provisions of each of the Plan Supplement documents (collectively, the "PLAN DOCUMENTS") filed with the Court on January 14, 2003, if and as supplemented, are hereby approved. With the consent of the Creditors Committee, the Debtor is hereby authorized, until the Plan shall have become effective in accordance with its terms, to make non-material amendments, supplements or modifications to any of the Plan Documents, consistent with the terms of each of the Plan Documents. Each of the Plan Documents shall constitute a legal, valid, binding and authorized obligation of the respective parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by any bankruptcy or insolvency proceeding filed by any party thereto subsequent to the date of the execution of such document).

                  38. SBC TRANSACTION . Each of the transactions contemplated by the SBC Transaction that will occur on or immediately after the Effective Date is authorized and approved and is at arms length, made in good faith, for reasonably equivalent value, and in the best interests of the Debtor's creditors.

                  39. AUTHORIZATIONS UNDER DELAWARE LAW. The Debtor is authorized, empowered, and directed pursuant to section 303 of the Delaware General Corporation Law to take any and all actions necessary or desirable to implement the transactions contemplated by the Plan and this Confirmation Order, all without further corporate action or action of the directors or stockholders of Reorganized SpectraSite.

                  40. EXEMPTION FROM TRANSFER TAXES. Pursuant to section 1146(c) of the Bankruptcy Code, any transfer from the Debtor to Reorganized SpectraSite or otherwise pursuant to the Plan shall not be subject to any stamp, real estate transfer, recording or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

                  41. SECTION 1145 EXEMPTION. Pursuant to, in accordance with, and to the extent provided under section 1145 of the Bankruptcy Code, the offering, issuance, sale, and distribution by Reorganized SpectraSite of New Common Stock and New Warrants to the Debtor's creditors and interest holders under the Plan, and the offering, issuance, sale and distribution by Reorganized SpectraSite of Ne w Common Stock upon exercise of the New Warrants, are exempt from the registration requirements of Section 5 of the Securities Act, as amended, and any State or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in such New Common Stock and New Warrants and is deemed to be a public offering of New Common Stock and New Warrants. The New Common Stock issued under the Plan or issuable upon exercise of the New Warrants shall upon consummation of the Plan or payment of the exercise price of the New Warrants, as the case may be, be validly issued, fully paid and non-assessable.

                  42. BAR DATE FOR ADMINISTRATIVE CLAIMS. Except as otherwise ordered by this Court, all holders of asserted Administrative Claims shall submit administrative proofs of Claim on or before the 30th day after the Effective Date (the "ADMINISTRATIVE CLAIMS BAR DATE") or be forever barred from doing so. The Debtor, Reorganized SpectraSite, and the Creditors' Committee, shall have 30 days (or such longer period as may be allowed by order of this Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims and serve such objections upon the holders of such Administrative Claims. The following persons or entities need not file a proof of Administrative Claim:

                        (i) any person who, or entity which, has already filed a proof of Administrative Claim against the Debtor with the Clerk of the Court;

                        (ii) any holder of a Claim for compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331, or 503(b) of the Bankruptcy Code; and

                        (iii) any holder of an Administrative Claim that has heretofore been deemed Allowed under the Plan or been Allowed by order of the Court.

                        (iv) the Indenture Trustee (notwithstanding anything to the contrary in the Plan) for the Indenture Trustee Expenses and as otherwise set forth in paragraph 45.

                  43. PROFESSIONAL COMPENSATION AND REIMBURSEMENT CLAIMS. As provided in Article III.B of the Plan, all entities requesting compensation or reimbursement Fee Claims pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code for services rendered to the Debtor prior to the Effective Date shall file and serve on Reorganized SpectraSite and such other entities who are designated by the Bankruptcy Rules, this Confirmation Order or other order of the Court, an application for final allowance of compensation and reimbursement of expenses no later than thirty (30) days after the Effective Date. Objections to any Fee Claims must be filed and served on Reorganized SpectraSite and the requesting Party or other entity no later than thirty (30) days (or such longer period as may be allowed by order of the Court) after the date an application for final allowance of such Fee Claim was served.

                  44. REJECTED LEASES/CONTRACTS BAR DATE. Any Claim with respect to an unexpired lease or executory contract of the Debtor rejected pursuant to the Plan must be filed no later than thirty (30) days after the Effective Date. The Debtor shall serve the non-debtor party to any such rejected unexpired lease or executory contract with an appropriate notice of such bar date within five (5) business days of the entry of this Confirmation Order.

                  45. PAYMENT OF FEES. All fees payable by the Debtor on or before the Effective Date pursuant to 28 U.S.C. ss. 1930 shall be paid by the Debtor on or before the Effective Date and all such fees payable thereafter shall be paid by Reorganized SpectraSite. All reasonable fees and expenses of the Indenture Trustee (the "INDENTURE TRUSTEE FEES AND EXPENSES") under the Senior Note Indentures and in connection with distributions under the Plan, including, without limitation, the Indenture Trustee Expenses, shall be paid by the Debtor on or before the Effective Date (to the extent then due), in the ordinary course of its business and without any further application to or approval by the Court, and such payment shall be a condition to the effectiveness of the Plan. After the Effective Date, Reorganized SpectraSite shall pay in full the Indenture Trustee Fees and Expenses when and as due.

                  46. OBJECTIONS OVERRULED. The Heifner Objection, and any such other or further objections filed with the Court, raised at the Confirmation Hearing, or otherwise made known to the Court or the parties, to the extent not withdrawn, are hereby overruled.

                  47. ACCEPTANCE AND EXECUTION OF PLAN SUPPLEMENT. Each and every federal, state and local governmental agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Plan and the Plan Documents including, without limitation, documents and instruments for recording in county and state offices where any Plan Document may need to be filed in order to effectuate the Plan.

                  48. NOTICE OF EFFECTIVE DATE; NOTICE OF ADMINISTRATIVE CLAIMS BAR DATE. On or before the tenth (10th) Business Day following the Effective Date, the Debtor shall serve notice of entry of this Confirmation Order and of the occurrence of the Effective Date (which notice shall include notice of the Administrative Claims Bar Date) pursuant to Rules 2002(f)(7), 2002(k) and 3020(c) of the Bankruptcy Rules on all creditors, the Bankruptcy Administrator and other parties in interest, by causing a notice of entry of the Confirmation Order and the Administrative Claims Bar Date in substantially the form of the notice annexed hereto as Exhibit A, which form is hereby approved (the "NOTICE OF CONFIRMATION AND ADMINISTRATIVE CLAIMS BAR DATE"), to be delivered to such parties by first class mail, postage prepaid; PROVIDED, HOWEVER, that notice need not be given or served under the Bankruptcy Code, the Bankruptcy Rules, or this Confirmation Order to any person to whom the Debtor mailed any notice but received such notice returned marked "undeliverable as addressed," "moved - left no forwarding address" or "forwarding order expired," or similar marking, unless the Debtor has been informed in writing by such person of that person's correct address. In addition, the Debtor shall cause a copy of the Notice of Confirmation and Administrative Claims Bar Date to be published once in THE NEW YORK TIMES (national edition) and THE NEWS AND OBSERVER no later than twenty (20) days from the date of the entry of this Confirmation Order. The notice described herein is adequate under the particular circumstances and no other or further notice is necessary.

                  49. REFERENCES TO PLAN PROVISIONS. The failure specifically to include or reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety.

                  50. CONFIRMATION ORDER CONTROLLING. If there is any direct conflict between the Plan and this Confirmation Order, the terms of this Confirmation Order shall control.

                  51. CREDITORS COMMITTEE. On the Effective Date, the Creditors Committee shall be released and discharged of and from all further authority, duties, responsibilities and obligations relating to and arising from and in connection with the Chapter 11 Case and the Creditors Committee shall be deemed dissolved and its appointment terminated. The professionals retained by the Creditors Committee and the members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications by such professionals or committee members for allowance of Fee Claims timely filed after the Effective Date as provided in the Plan.

                  52. REVERSAL. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtor's receipt of written notice of any such order. Notwithstanding any such reversal, modification, or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan and all Plan Documents or any amendments or modifications thereto.

                  53. APPLICABLE NON-BANKRUPTCY LAW. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order, the Plan, and the Plan Documents shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

                  54. POST-CONFIRMATION REPORTS. The Debtor shall file post-confirmation reports with the Clerk of the Court and serve a copy thereof on the Bankruptcy Administrator pursuant to 11 U.S.C. ss.1106(a)(7). The first post-confirmation report shall be due on March 31, 2003. The Debtor shall file subsequent reports at the end of every succeeding calendar quarter (June 30, September 30, December 31 or March 31) until the Plan is substantially consummated. Quarterly reports shall reflect any progress made toward consummating the Plan during the period covered by the report and shall be prepared in a format prescribed by the Bankruptcy Administrator.


Dated:     Raleigh, North Carolina
           January 28, 2003


                                       /s/ Honorable A. Thomas Small
                                       --------------------------------------
                                       HONORABLE A. THOMAS SMALL
                                       UNITED STATES BANKRUPTCY JUDGE

                               REVISED SCHEDULE 1
                               ------------------

                 AGREEMENTS GIVING RISE TO OTHER GUARANTY CLAIMS


1.       Sublease, dated as of August 15, 2000, by and among Verizon Wireless
         (VAW) LLC, the Sublessors (as defined therein), California Tower, Inc. and SpectraSite Holdings, Inc.

2. Strategic Relationship Agreement, dated as of December 31, 2001, by and among Simon Business Network, LLC, Simon Property Group, L.P. and SpectraSite Communications, Inc.

3. Guaranty dated as of February 21, 2001, by SpectraSite Holdings, Inc. of lease, dated February 21, 2001, of the premises located at 100 Regency Forest Drive, Suite 400, Cary, North Carolina 27511 by SpectraSite Communications, Inc. from 250 Park Avenue, LLC.

4. Agreement of Indemnity, dated as of April 20, 2001, by and among SpectraSite Holdings, Inc., SpectraSite Communications, Inc., XL Specialty Insurance Company and Greenwich Insurance Company.

5. Agreement to Sublease, dated as of August 25, 2000, by and among SBC Wireless, Inc., for itself and on behalf of the other Sublessor Entities, and SpectraSite Holdings, Inc. and Southern Towers, Inc., and all amendments thereto and side letters or other guarantees with respect thereof, as modified by the SBC Transaction.

6. Lease and Sublease, dated as of December 14, 2000, by and among SBC Tower Holdings LLC, for itself and as Agent for the SBC Group, and SBC Wireless, LLC, as Guarantor, and Southern Towers, Inc., and SpectraSite Holdings, Inc., as Guarantor, and all amendments thereto and side letters or other guarantees with respect thereof, as modified by the SBC Transaction.

7. BTS Lease Agreement, dated as of December 14, 2000, by and among SpectraSite Communications, Inc., SpectraSite Holdings, Inc., each TowerCo (as defined therein), SBC Wireless, LLC and each User (as defined therein), as amended by Amendment No. 1 to the BTS Lease Agreement, dated as of August 31, 2001, and all amendments thereto and side letters or other guarantees with respect thereof, as modified by the parties.

8. Corporate Indemnification, dated as of June 9, 2000, made by SpectraSite Holdings, Inc. for the benefit of the Nevada State Contractors' Board.

9. Any and all agreements, including without limitation, any guarantee or indemnification agreements, to which Cellco Partnership, its affiliates, and/or license holders d/b/a Verizon Wireless, including without limitation, Verizon Wireless (VAW) LLC are parties.

                                   EXHIBIT A

                         UNITED STATES BANKRUPTCY COURT
                       EASTERN DISTRICT OF NORTH CAROLINA
                                RALEIGH DIVISION


 In re:                                 )   Chapter 11
                                        )
 SPECTRASITE HOLDINGS, INC.,            )   Case No. 02-03631-5-ATS
                                        )
                                        )
                               Debtor.  )


                  NOTICE OF (A) ENTRY OF ORDER CONFIRMING PLAN
                OF REORGANIZATION OF SPECTRASITE HOLDINGS, INC.,
           (B) EFFECTIVE DATE, AND (C) ADMINISTRATIVE CLAIMS BAR DATE
           ----------------------------------------------------------


TO ALL CREDITORS, EQUITY HOLDERS, AND OTHER PARTIES IN INTEREST OF SPECTRASITE HOLDINGS, INC.

                  PLEASE TAKE NOTICE that on January 28, 2003 (the "CONFIRMATION DATE"), the United States Bankruptcy Court for the Eastern District of North Carolina, Raleigh Division (the "BANKRUPTCY COURT") entered Findings of Fact, Conclusions of Law, and Order (the "CONFIRMATION ORDER") under Section 1129 of the Bankruptcy Code and Rule 3020 of the Bankruptcy Rules Confirming the Plan of Reorganization of SpectraSite Holdings, Inc. (the "DEBTOR") dated November 27, 2002 (the "PLAN") (unless otherwise defined, capitalized terms used in this notice shall have the meanings ascribed to them in the Plan).

                  PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan was [February 10, 2003].

                  PLEASE TAKE FURTHER NOTICE that, pursuant to section 1141 of the Bankruptcy Code, the provisions of the Plan (including the exhibits to, and all documents and agreements executed pursuant to, the Plan) and the Confirmation Order shall bind (i) the Debtor, (ii) Reorganized SpectraSite, and
(iii) all holders of Claims against and Interests in the Debtor, whether or not impaired under the Plan and whether or not, if impaired, such holders accepted the Plan.

                  PLEASE TAKE FURTHER NOTICE that any party in interest wishing to obtain a copy of the Confirmation Order may request such copy at its own expense by contacting Terri L. Gardner, Poyner & Spruill LLP, 3600 Glenwood Avenue, Raleigh, North Carolina 27605 or by telephone at, (919) 783-6400. Copies of the Confirmation

Order may also be reviewed during regular business hours at the United States Bankruptcy Court for the Eastern District of North Carolina, Raleigh Division, 300 Fayetteville Street Mall, Second Floor, Raleigh, NC 27601.


                         ADMINISTRATIVE CLAIMS BAR DATE
                         ------------------------------

                  PLEASE TAKE FURTHER NOTICE that, except as otherwise ordered by the Bankruptcy Court, all holders of an Administrative Claim, which means any right to payment constituting a cost or expense of administration of the Chapter 11 Case of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under section 507(a)(1) or 507(b) of the Bankruptcy Code, or as otherwise defined in the Plan, shall submit an Administrative Proof of Claim on or before March 12, 2003 (the "ADMINISTRATIVE CLAIMS BAR DATE") or be forever barred from doing so. The Debtor, Reorganized SpectraSite, and the Creditors Committee shall have 30 days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims and serve such objections upon the holders of such Administrative Claims. THE FOLLOWING PERSONS OR ENTITIES NEED NOT FILE A PROOF OF ADMINISTRATIVE CLAIM:

                           (i) any person who, or entity which, has already filed a proof of Administrative Claim against the Debtor with the Clerk of the Court;

                           (ii) any holder of a Claim for compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331 and 503(b) of the Bankruptcy Code; and

                           (iii) any holder of an Administrative Claim that has heretofore been deemed Allowed under the Plan or been Allowed by order of the Bankruptcy Court.

                  PLEASE TAKE FURTHER NOTICE that all holders of Administrative Claims must file their Administrative Proofs of Claims with the Bankruptcy Court and serve it on the undersigned so that it is received no later than 4:00 p.m. eastern standard time on the Administrative Claims Bar Date.

Dated:   Raleigh, North Carolina
         February __, 2003


                                    /s/ Terri L. Gardner
                                    ----------------------------------------
                                    Terri L. Gardner
                                    POYNER & SPRUILL LLP
                                    3600 Glenwood Avenue
                                    Raleigh, North Carolina  27605
                                    Telephone:  (919) 783-6400
                                    Facsimile:  (919) 783-1075

                                     - and -


                                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
                                    Andrew N. Rosenberg
                                    James H. Millar
                                    Claudia R. Tobler
                                    1285 Avenue of the Americas
                                    New York, New York 10019-6064
                                                (212) 373-3000


                                    Attorneys for SpectraSite Holdings, Inc., debtor and debtor in possession